EXHIBIT 99.1

State of Indiana Selects Zanett for Oracle Implementation

NEW YORK--Jan. 19, 2006--INRANGE Consulting, now part of Zanett Commercial Solutions (ZCS), a Zanett, Inc. company ("Zanett") (NASDAQ: ZANE - News), announced today that it has been awarded several contracts from the State of Indiana to implement Oracle's PeopleSoft Enterprise business application for 26 of the State's government agencies, including the Governor's Office, the Lieutenant Governor's Office, the Department of Natural Resources, the Office of Management and Budget, the Department of Revenue, the Indiana State Police, the Criminal Justice Institute, the Department of Workforce Development, and the Indiana State Department of Health. ZCS is one of a select few preferred vendors working on this one year contract for the State of Indiana.

To date, the State of Indiana has awarded ZCS over $2,000,000 in contracted work for Oracle/PeopleSoft implementation services.

"This contract is an example where we can utilize our commercial IT expertise to capitalize on a growing government market opportunity. Applying commercial best practices to current government systems is just the beginning of a larger scale transformation that is expected to accelerate over the next couple of years", commented David McCarthy, CEO.

"Our unique approach and rapid implementation methodology across multiple agencies has helped the State stay on track with its aggressive time table," stated Kevin Teder, President of the Midwest Solutions Practice of ZCS. He added, "The State has done a nice job identifying standards and best practices to implement across all of its agencies, truly leveraging the benefits of an enterprise business application."

As a Certified Oracle partner, ZCS has been working with private and public sector organizations implementing enterprise wide business applications including Oracle's E-Business Suite, PeopleSoft Enterprise, and JD Edwards EnterpriseOne.

About Zanett, Inc. (www.zanett.com)

Zanett is an information technology ("IT") company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments: Government Solutions and Commercial Solutions.

The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.

The Company's Commercial Solutions segment, Zanett Commercial Solutions Inc., provides full lifecycle, high value, end-to-end business solutions including services to initiate, develop and implement e-business systems, application development, project management, business analysis, architecture design, package customization, testing and quality assurance and implementation management, implementation of ERP, supply chain management ("SCM") and customer relationship management ("CRM") systems, and voice and data communications network integration solutions that include the provision of hardware, peripheral equipment and telecommunications lines for voice and data communications networks as well as related security and design services.

Zanett's overarching mission is to provide comprehensive solutions that exceed client expectations, are delivered on time and within budget, and achieve superior results.

Zanett is headquartered in New York City and has offices in Boston, Cincinnati, Indianapolis, Denver and Orange County, California. Founded in 2000, Zanett is listed on the Nasdaq Capital Market under the symbol ZANE.